UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
January 17, 2019

BUNGE LIMITED
(Exact Name of Registrant as Specified in its Charter)

Bermuda
(State of Incorporation)

001-16625	98-0231912
(Commission File Number)	(IRS Employer Identification Number)

50 Main Street
White Plains, New York	10606
(Address of principal executive offices)	(Zip Code)

(914) 684-2800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.02	Results of Operations and Financial Condition

On January 22, 2019, Bunge Limited (the "Company") issued a press release providing an update on fourth quarter and full year 2018 performance as well as announcing the items described under Item 5.02 below. A copy of the press release is attached hereto as Exhibit 99.1.

The information furnished pursuant to this Item 2.02 in this Current Report on Form 8-K, including the relevant portions of Exhibit 99.1, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2019, the Company announced that it has appointed Gregory A. Heckman, 56, as the Company's Acting Chief Executive Officer, effective as of January 22, 2019.  Mr. Heckman succeeds Soren Schroder, who, upon Mr. Heckman's appointment, resigned as Chief Executive Officer of the Company and as a member of its Board of Directors (the "Board") effective as of January 22, 2019 in accordance with the terms of the Separation Agreement, dated as of December 13, 2018, between Mr. Schroder and the Company (the "Separation Agreement").  Mr. Schroder's intention to step down from his position as Chief Executive Officer and a member of the Board and the terms of the Separation Agreement were previously reported by the Company in a Current Report on Form 8-K filed on December 13, 2018.  In connection with his resignation, Mr. Schroder will receive the compensation and benefits provided under the Separation Agreement.

Mr. Heckman has served on the Company's Board since October 2018.  He is the founding partner of Flatwater Partners, a private investment firm, and has over 30 years of experience in the agriculture, energy and food processing industries.  He served as chief executive officer of The Gavilon Group from 2008 to 2015. Prior to Gavilon, he served as chief operating officer of ConAgra Foods Commercial Products and president and chief operating officer of ConAgra Trade Group.

It is anticipated that Mr. Heckman will serve in such position until the appointment by the Board of a permanent chief executive officer.  The compensation associated with Mr. Heckman's Acting Chief Executive Officer position has not yet been determined by the Compensation Committee of the Board.  The Company will file an amendment to this Form 8-K disclosing such information when it has been determined.

Additionally, on January 17, 2019, Ernest Bachrach, Enrique Boilini and L. Patrick Lupo, members of the Company's Board, informed the Company of their decision to not stand for re-election at the Company's 2019 Annual General Meeting of Shareholders to be held in May 2019.  The decisions by Mr. Bachrach, Mr. Boilini and Mr. Lupo align with the Company's ongoing board refreshment process and were not the result of any disagreement with the Company.  They will continue to serve as directors until their current terms expire on the date of the 2019 Annual General Meeting.  Mr. Bachrach and Mr. Boilini have served on the Board since 2001, and Mr. Lupo since 2006.

A copy of the press release announcing the matters described in this Item 5.02 is attached hereto as Exhibit 99.1.

Item 8.01	Other Information.

On January 17, 2019, the Board appointed Henry W. (Jay) Winship as Chair of the Audit Committee, Andrew Ferrier as Chair of the Compensation Committee, Erik Fyrwald as Chair of the Corporate Governance and Nominations Committee and Mark N. Zenuk as Chair of the Finance and Risk Policy Committee of the Board.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press Release issued by Bunge Limited on January 22, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUNGE LIMITED

Dated: January 22, 2019	By:	/s/ Carla L. Heiss
Name: Carla L. Heiss
Title: Deputy General Counsel and Secretary